Exhibit (h)(13)
Amended and Restated Appendix A
to the
Servicing Agreement
to the
Administrative Services Plan
by and between
First Focus Funds, Inc.
and
First National Bank of Omaha
Originally Dated: February 3, 1998
Revised and Restated: December 31, 2003 and July 1, 2007
First Focus Short-Intermediate Bond Fund
First Focus Income Fund
First Focus Nebraska Tax-Free Fund
First Focus Balanced Fund
First Focus Core Equity Fund
First Focus Growth Opportunities Fund
First Focus Small Company Fund
First Focus International Equity Fund
First Focus Large Cap Growth Fund

FIRST FOCUS FUNDS, INC.		FIRST NATIONAL BANK OF OMAHA

By:	/s/ Julie L. Den Herder	By:	/s/ Holly Richmond
Name:	Julie L. Den Herder	Name:	Holly Richmond
Title:	President	Title:	VP, Sales and Marketing